                                                                    Exhibit 12.1


                                                       Aviation Group, Inc.
                                - Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
                                                          (000's omitted)

                                                     6/30/00      6/30/99      6/30/98      6/30/97      6/30/96
                                                     -------      -------      -------      -------      -------
Earnings
--------

Pre tax income (loss) -- continuing operations       (6,933)      (1,597)      (1,353)        (497)*         68**

Fixed charges                                           983          476          264          193           71

Amortization of capitalized interest                      0            0            0            0            0

Distributed income of equity investees                    0            0            0            0            0

Pre-tax losses of equity investees                        0            0            0            0            0
                                                       ____         ____        _____        _____        _____
                                                     (5,950)      (1,121)      (1,089)        (304)         139
Less: Interest capitalized, preference
    security dividend requirements, and
    minority interests                                    0            0            0            0            0

                                                      _____        _____        _____        _____         ____
         Total Earnings                              (5,950)      (1,121)      (1,089)        (304)         139

* Nine months ended March 97
** Nine months ended June 96
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
                                                     6/30/00      6/30/99      6/30/98      6/30/97      6/30/96
                                                     -------      -------      -------      -------      -------
Fixed Charges
-------------

Interest expensed and capitalized                       680          461          200          153           71

Amortized premiums, discounts and
      capitalized expenses on debt                      303           16           64           40            0

Interest within rent expense                              0            0            0            0            0

Preferred stock dividend requirements                     0            0            0            0            0

                                                     ______       ______       ______       ______        _____

Total fixed charges                                     983          476          264          193           71

Deficiency of earnings to fixed charges               6,933        1,597        1,353          497

Ratio of earnings to fixed charges and
      Preferred stock dividends                                                                               1.96